CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of Templeton Growth Fund, Inc. of our report dated October 17, 2017, relating to the financial statements and financial highlights, which appears in Templeton Growth Fund Inc.’s Annual Report on Form N-CSR for the period ended August 31, 2017, which is also incorporated by reference into the Post-Effective Amendment.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Post-Effective Amendment.

/s/PricewaterhouseCoopers LLP

San Francisco, California

October 3, 2018